                                                                                                Exhibit 10.29

MARKETING AGREEMENT

This document, dated November 14, 2006, shall serve as the Agreement between Atlantic Television Marketing, Inc. (Atlantic) and Genotec Nutritionals, Inc. (Genotec) regarding Atlantic’s services for the marketing of the Sugarest nutritional product (hereinafter referred to as the Product).

SERVICES

Atlantic’s services will include:

•  PROJECT MANAGEMENT. Genotec hereby engages Atlantic to develop and manage the marketing campaign for the Product including but not limited to the management of the development of a web site for Product sales, management of a press and publicity campaign to publicize the Product through news media, and set up and management of back end services such as telemarketing and fulfillment.

•  DEVELOPMENT OF WEB SITE. Genotec hereby engages Atlantic to manage the creation and establishment of a commerce web site for the Product including selection and management of a web development agency, and management and development of any additional marketing elements needed for the web site. It is understood that the web development agency will charge direct development fees and/or on-going operational fees and those fees will be charged directly to Genotec by the service provider.

•  IMPLEMENTATION OF MEDIA CAMPAIGN. Genotec hereby engages Atlantic to manage and implement a media campaign, including selection and set-up of a publicity agency and other news and information distribution agencies. It is understood that the agencies will charge direct development fees and/or operational fees and those fees will be charged directly to Genotec by the service provider.

•  SET UP OF BACKEND OPERATIONS. Genotec hereby engages Atlantic to establish and set-up the back-end operational elements of the campaign, including selection and set-up of a telemarketing agency, selection and set-up of a fulfillment company, and set-up of the additional necessary operational elements of a direct marketing campaign. It is understood that the service providers will charge direct set-up fees and/or operational fees and those fees will be charged directly to Genotec by the service providers.

•  BACKEND OPERATIONAL MANAGEMENT. Genotec hereby engages Atlantic to manage the operational elements of the on-going campaign including: supervision of the media campaign, analysis of the sales results, management of the telemarketing agency, management of the fulfillment company, and on-going management of the direct sales processing operations. It is understood that the service providers will charge on-going operational fees and those fees will be charged directly to Genotec by the service providers.

COMPENSATION

As compensation for these services, Genotec shall pay to Atlantic a fee of $10,500.00 per month. Atlantic shall receive $7,500.00 per month in cash and $3,000.00 per month in MM2 Group, Inc. stock (OTCBB: MMGP) issued at a 20% discount of the current trading price at the time of issue. The payments shall be made payable to Atlantic Television Marketing, Inc. in accordance with the following schedule:

$10,500.00 -- upon execution of this agreement.
$10,500.00 -- due 30 days from execution of this agreement.
$10,500.00 -- due 60 days from the execution of this agreement.

In addition, as part of its compensation for services, Atlantic shall receive a royalty on all sales of the Product and companion products sold in conjunction with the campaign.

The royalties shall be paid quarterly (within 21 business days of the close of the previous quarter’s sales activity) and shall be calculated as follows:

1.  For all sales of the Product generated from direct sales through any form of media including news media, advertising, and the internet, Genotec will pay to Atlantic 2% of the Total Package selling price, inclusive of any additional products sold as upsells to consumers.

2.  For all sales of the Product generated from catalogue distribution, print syndication, and credit card syndication, Genotec will pay to Atlantic 2% of the net wholesale selling price received by Genotec for this category.

3.  For all sales generated from home shopping outlets (ie: HSN, QVC) for all Products, Genotec will pay to Atlantic 2% of the net wholesale selling price received by Genotec for this category.

4.  For all sales generated from retail distribution of the Product, Genotec will pay to Atlantic 2% of the net wholesale selling price.

Atlantic shall have the right, with advance notice of 30 days and at its own expense, to audit all sales and activity reports related to the campaign and any additional projects that may be developed under an extension of this agreement.

TERM

This agreement shall commence on the date of execution and terminate 90 days from the date of execution unless otherwise extended and amended in writing. Upon termination of this agreement, Atlantic shall continue to receive royalties on the Product as outlined herein for a period of twelve (12) months following the termination.

OWNERSHIP AND INDEMNITY

It is understood that Genotec, is the client of Atlantic and Atlantic acknowledges that its services hereunder shall be deemed as “works made for hire” as that term is understood in federal copyright law. Accordingly, all right, title and interest, in, to, or derived from (or ancillary to) the marketing campaign and any work product, customer list, and other materials created or generated by Atlantic or its employees, vendors and agents in the course of or related to Atlantic’s engagement hereunder shall be and remain the exclusive property of Genotec and shall not be used, distributed, or re-sold by Atlantic, any service providers, or any other parties without prior written consent of Genotec.

As part of this agreement, Genotec agrees to defend, indemnify, and hold Atlantic Television Marketing its officers, directors, employees, affiliates, agents, and assigns harmless from and against any and all proceedings, actions, suits, costs (including reasonable attorney’s fees and court costs), expenses, damages and/or other liabilities arising out of or in connection with the services provided to Genotec or the marketing of Genotec’s Product in any manner or form, or any and all challenges or claims which may be made by any state, federal or local governmental or regulatory authority or any third party with respect to challenges to the authenticity, accuracy or verification of any Product attributes or claims provided.

Genotec acknowledges and represents that all warrantees and liability coverage with respect to the Product shall include Atlantic Television Marketing, Inc. as an additionally named insured party and will also run to the end user of said Products. Without limiting sections above, Genotec shall also protect, defend, indemnify and save Atlantic harmless from any and all proceedings, actions, suits, claims, demands, loss, costs, damages, and expenses (including reasonable attorney’s fees and court costs) whatsoever arising out of or relating to any claims from said end user of the Product. The obligation of Genotec to indemnify Atlantic shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to its applicable conflict of law rules. Any controversy or claim arising out of or relating to this Agreement or its breach shall be settled by binding arbitration in accordance with the then governing rules of the American Arbitration Association with a panel consisting of one arbitrator unless that number be increased by consent of both parties. Judgment upon the award rendered may be entered and arbitration proceedings shall be in the State of New York.

This document represents the entire agreement between Atlantic Television Marketing, Inc. and Genotec Nutritionals, Inc. and can only be changed, altered, or superseded with the written approval of both parties.

Accepted and Approved By:

________________________________________
William J. Maier
President
Atlantic Television Marketing, Inc.
199 Main Street, Suite 300
Northport, New York 11768
(631) 261-4600

Accepted and Approved By:

______________________________________________	___________________________________
Mark Meller Genotec Nutritionals, Inc. (address)	Date